Exhibit 99(g)(4)

SECOND AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

This Second Amendment (the “Amendment”) to the Investment Sub-Advisory Agreement dated as of August 15, 2017, as amended November 22, 2019 (the “Agreement”), by and between Brookfield Public Securities Group LLC (formerly, Brookfield Investment Management Inc.) (the “Sub-Adviser”) and Versus Capital Advisors LLC (the “Adviser” and, together with the Sub-Adviser, the “Parties”) is effective as of June 1, 2021.  Unless otherwise indicated, all terms in this Amendment shall have the meanings set forth in the Agreement.

WHEREAS, under the Agreement, the Adviser retained the Sub-Adviser to provide investment management services in connection with certain assets of the Versus Capital Real Assets Fund LLC (the “Fund”); and

WHEREAS, the Adviser and Sub-Adviser now wish to further amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the continuation of the business relationship between the Parties as set forth in the Agreement, and the mutual promises contained in the Agreement and this Amendment, the Parties agree as follows:

1.	Amendment; Sub-Advisory Fee. Exhibit B, the Fee Side Letter or the Fee Letter, shall be replaced with Exhibit B attached hereto.

2.
Representations.  Each Party represents to the other Party that all representations contained in the Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each Party on the date of this Amendment.

3.	Miscellaneous.

a.
Entire Agreement.  This Amendment together with the Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter, and the Amendment supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

b.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission) each of which will be deemed an original.

c.	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

d.	Governing Law. This Amendment shall be governed by and construed in accordance with the applicable law governing the Agreement.

IN WITNESS WHEREOF, each Party has caused the Amendment to be executed on its behalf by its duly authorized representative, as of the date first specified above.

BROOKFIELD PUBLIC SECURITIES GROUP LLC		VERSUS CAPITAL ADVISORS LLC

By:	/s/ Brian Hurley	By:	/s/ Casey Frazier
	Name: Brian Hurley		Name: Casey Frazier
	Title: General Counsel		Title: Chief Investment Officer
	Date: May 27, 2021		Date: May 28, 2021

Exhibit B

Fee Letter

This letter constitutes the agreement with respect to compensation to be paid to Brookfield Public Securities Group LLC (the “Sub-Adviser”) under the terms of the Investment Sub-Advisory Agreement dated August 15, 2017 between Versus Capital Advisors, LLC (the “Advisor”) and the Sub-Adviser, as amended from time to time (the “Agreement”).  Pursuant to this letter and in consideration of the services to be provided under the Agreement, as of June 1, 2021 the Adviser shall pay the fee to be calculated and accrued daily and paid quarterly, in arrears, as set forth below. Unless otherwise indicated, all terms in this letter shall have the meanings set forth in the Agreement.

Sub-Adviser’s annual fee for acting as investment sub-adviser is as follows:

•	0.60% of the Fund’s Assets for the first $75 million;
•	0.55% of the Fund’s Assets greater than $75 million and up to and including $350 million; and
•	0.45% of the Fund’s Assets above $350 million.

Billing Period and Fee Calculation Methodology

The above fee shall be calculated on the basis of the average daily net asset value (as determined in accordance with the Fund’s prospectus) of the Assets in the Account. The fees shall be paid within 30 days of the start of each succeeding calendar quarter. If the Sub-Adviser shall serve for less than a complete calendar quarter, the fees owed to the Sub-Adviser shall be calculated on a pro-rata basis for the period for which the Sub-Adviser has served.

BROOKFIELD PUBLIC SECURITIES GROUP LLC		VERSUS CAPITAL ADVISORS LLC

By:	/s/ Brian Hurley	By:	/s/ Casey Frazier
	Name: Brian Hurley		Name: Casey Frazier
	Title: General Counsel		Title: Chief Investment Officer
	Date: May 27, 2021		Date: May 28, 2021